Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

THIRD QUARTER 2020 RESULTS

BOSTON, MA (10/22/20) — The Boston Beer Company, Inc. (NYSE: SAM) reported third quarter 2020 net revenue of $492.8 million, an increase of $114.3 million or 30.2%, from the same period last year. Net income for the third quarter was $80.8 million, an increase of $36.0 million or 80.6% from the same period last year. Earnings per diluted share were $6.51, an increase of $2.86 per diluted share, or 78.4% from the third quarter of 2019. This increase was primarily due to increased revenue that was driven by shipment growth of 30.5%, partially offset by lower gross margins and increases in operating expenses.

Earnings per diluted share for the 39-week period ended September 26, 2020 were $12.90, an increase of $4.83 or 59.9% from the comparable 39-week period in 2019. Net revenue for the 39-week period ended September 26, 2020 was $1.275 billion, an increase of $327.0 million or 34.5% from the comparable 39-week period in 2019.

The Company began seeing the impact of the COVID-19 pandemic on its business in early March. The direct financial impact of the pandemic has primarily shown in significantly reduced keg demand from the on-premise channel and higher labor and safety-related costs at the Company’s breweries. In the 39-week period ended September 26, 2020, the Company recorded COVID-19 related pre-tax reductions in net revenue and increases in other costs that total $14.2 million, of which $10.0 million was recorded in the first quarter and $4.1 million was recorded in the second quarter and $0.1 million was recorded in the third quarter. The total amount consists of a $3.4 million reduction in net revenue for estimated keg returns from distributors and retailers and $10.8 million of other COVID-19 related direct costs, of which $7.4 million are recorded in cost of goods sold and $3.4 million are recorded in operating expenses. In addition to these direct financial impacts, COVID-19 related safety measures resulted in a reduction of brewery productivity. This has shifted more volume to third-party breweries, which increased production costs and negatively impacted gross margins. The Company will continue to assess and manage this situation and will provide a further update in its fourth quarter earnings release, to the extent that the effects of the COVID-19 pandemic are then known more clearly.

In the third quarter and the 39-week period ended September 26, 2020, the Company recorded a tax benefit of $0.41 per diluted share and $0.78 per diluted share, respectively, resulting from the Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-0”).

Highlights of this release include:

•	Depletions increased 36% and 40% from the 13- and 39-week comparable periods in the prior year.

•	Shipments increased 30.5% and 34.1% from the13- and 39-week comparable periods in the prior year.

•	Full-year 2020 shipments and depletions growth is now estimated to be between 37% and 42%, an increase and narrowing from the previously communicated estimate of between 27% and 35%.

•

Gross margin was 48.8% for the third quarter, a decrease from 49.6% in the comparable 13-week period in 2019, and 46.9% for the 39-week period ending September 26, 2020, a decrease from 49.7% in the comparable 39-week period in 2019. The Company’s full year gross margin target is between 46% and 47%, a narrowing down of the previously communicated estimate of between 46% and 48%.

•

Advertising, promotional and selling expense increased by $11.5 million, or 11.9%, in the third quarter over the comparable period in 2019 and increased $43.9 million, or 16.7%, from the comparable 39-week period in 2019.

•

Based on current spending and investment plans, full-year 2020 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, is now estimated at between $14.00 and $15.00 an increase from the previously communicated estimate of $11.70 and $12.70.

Jim Koch, Chairman and Founder of the Company, commented, “We achieved depletions growth of 36% in the third quarter. We believe that our depletions growth is attributable to our key innovations, quality and strong brands, as well as sales execution and support from our distributors. As the COVID-19 pandemic continues, our primary focus continues to be on operating our breweries and our business safely and working hard to meet customer demand. I am very proud of the passion, creativity and commitment to community that our company has demonstrated during this pandemic. We remain positive about the future growth of our brands and are happy that our diversified brand portfolio continues to fuel double-digit growth for the tenth consecutive quarter. We have planned some major innovations to be introduced in 2021 for all our brands. These include Truly Iced Tea Hard Seltzer, Samuel Adams’ Just the Haze, our first non-alcoholic beer, Dogfish Head Scratch-Made Canned Cocktails and Angry Orchard Hard Fruit Cider. We are confident in our ability to continue to innovate and build strong brands to help support our mission of long-term profitable growth.”

Dave Burwick, the Company’s President and CEO stated, “Our depletions growth in the third quarter was the result of increases in our Truly Hard Seltzer and Twisted Tea brands, partly offset by decreases in our Samuel Adams, Angry Orchard and Dogfish Head brands. The growth of the Truly brand, led by Truly Lemonade Hard Seltzer, continues to be very strong and we expect the Truly brand to continue to lead the growth of the business into 2021. In early 2021, we will launch Truly Iced Tea Hard Seltzer,

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

Truly Extra, a higher ABV version of Truly, and other new Truly flavors and package sizes, as we continue to lead innovation in the Hard Seltzer category. We believe that Truly Iced Tea Hard Seltzer, which combines the refreshment of hard seltzer with real brewed tea and fruit flavor at only 100 calories and 1 gram of sugar, will further strengthen our position in the category. Since early in 2020, Truly has grown its velocity and its market share sequentially despite other national, regional and local hard seltzer brands entering the category. Truly is the only national hard seltzer, not introduced earlier this year, to grow its share during 2020. We will continue to invest heavily in the Truly brand and work to improve our position in the hard seltzer category as competition continues to increase. We also will continue to invest heavily in our “Live Truly” advertising campaign that showcases, variety, colors and joy to hard seltzer drinkers. Twisted Tea has benefited greatly from increased at-home consumption and continues to generate consistent double-digit volume growth, even as new entrants have been introduced and competition has increased. Our Samuel Adams, Angry Orchard and Dogfish Head brands have been most negatively impacted by COVID-19 and the related On-Premise closures, but we are pleased that they all finished the month of September with strong growth in the measured Off-Premise channels compared to last September. For the remainder of 2020 and into 2021, we plan to build upon our success and work to drive our brands to their full potential, with a particular focus on our Truly brand. We’ve adjusted our expectations for 2020 full-year depletions growth and our earnings guidance to reflect our trends for the first nine months and our current view of the remainder of the year, which is primarily driven by the year-to-date performance of Truly. We are expecting all of our brands to grow in 2021 and are targeting overall volume growth rates to be between 35% and 45%. We have closely managed our operating costs through the COVID-19 pandemic and achieved our planned cost synergies from the Dogfish Head merger. In 2021, based on our current spending and volume assumptions, we are planning for the growth rate of our operating expenses to be below our top line growth rate, delivering leverage to our operating income.”

Mr. Burwick continued “We have been operating our breweries at full capacity for many months and, like our competitors, we have had out of stocks during the quarter. We expect wholesaler inventories to return to normal levels in the fourth quarter, as we recover from our summer seasonal peak. Improving our supply chain performance continues to be our top priority and we are in the process of doubling our internal and third-party brewery can packaging capacity for 2021. Our new can line at our Cincinnati Brewery began production late in the third quarter and we have recently added additional third-party brewery sleek can capacity. As reflected in our 2020 and 2021 capital spending guidance, we will continue to invest heavily to increase capacity as appropriate to meet the needs of our business and take full advantage of the fast-growing Hard Seltzer category. However, the increased usage of third-party breweries and an increasing percentage of variety packs in the Company’s overall product mix come at a higher incremental cost. As a result, our gross margins and gross margin expectations will be negatively impacted until the volume growth stabilizes. We began a multi-year supply chain transformation project in 2020 to automate and change internal processes to increase efficiency and reduce costs. The timing of the benefits of this program will depend on the timing and amount of our future volume growth. We will continue to prioritize volume delivery over margin optimization in this high-growth environment. While we are in a very competitive business, we are optimistic for continued growth of our current brand portfolio and innovations and we remain prepared to forsake short-term earnings as we invest to sustain long-term profitable growth, in line with the opportunities that we see.”

3rd Quarter 2020 Summary of Results

Depletions increased 36% from the comparable 13-week period in 2019, reflecting increases in the Company’s Truly Hard Seltzer and Twisted Tea brands, partially offset by decreases in its Samuel Adams, Angry Orchard brands and Dogfish Head brands.

Shipment volume was approximately 2.1 million barrels, a 30.5% increase from the comparable 13-week period in 2019.

The Company believes distributor inventory as of September 26, 2020 averaged approximately 2 weeks on hand and was lower than prior year levels due to depletions outpacing supply constrained shipments. The Company expects wholesaler inventory levels in terms of weeks on hand to remain between 1 and 4 weeks for the remainder of the year.

Gross margin of 48.8% decreased from the 49.6% margin realized in the comparable 13-week period in 2019, primarily as a result of higher processing costs due to increased production at third party breweries, partially offset by cost saving initiatives at Company-owned breweries and price increases.

Advertising, promotional and selling expenses increased $11.5 million from the comparable 13-week period in 2019, primarily due to increased investments in media and production, increased salaries and benefits costs and increased freight to distributors because of higher volumes.

General and administrative expenses decreased by $1.1 million from the comparable 13-week period in 2019, primarily due to non-recurring Dogfish Head transaction-related expenses of $3.6 million incurred in the comparable 13-week period in 2019, partially offset by increases in salaries and benefits costs.

The Company’s effective tax rate for the 13-week period ended September 26, 2020 decreased to 20.8% from 24.1% in the comparable 13-week period in 2019. This decrease was primarily due to a higher tax benefit from stock option activity recorded in accordance with ASU 2016-09.

Year to Date 2020 Summary of Results

Depletions increased 40% from the comparable 39-week period in 2019, reflecting increases in the Company’s Truly Hard Seltzer, Twisted Tea brands and the addition of the Dogfish Head brands that were only partially offset by decreases in the Samuel Adams and Angry Orchard brands. Excluding the addition of the Dogfish Head brands beginning July 3, 2019, depletions increased 38%, from the 39-week comparable period.

Shipment volume was approximately 5.4 million barrels, a 34.1% increase from the comparable 39-week period in 2019.

Gross margin at 46.9% decreased from the 49.7% margin realized in the comparable 39-week period in 2019, primarily as a result of higher processing costs due to increased production at third party breweries and higher processing costs and finished goods keg inventory write-offs at Company-owned breweries, of which $7.4 million was direct costs related to COVID-19, partially offset by cost saving initiatives at Company-owned breweries and price increases.

Advertising, promotional and selling expenses increased $43.9 million from the comparable 39-week period in 2019, primarily due to increased investments in media and production, higher salaries and benefits costs, the addition of Dogfish Head brand-related expenses beginning July 3, 2019, and increased freight to distributors due to higher volumes.

General and administrative expenses increased by $5.5 million from the comparable 39-week period in 2019, primarily due to increases in salaries and benefits costs and the addition of Dogfish Head general and administrative expenses beginning July 3, 2019, partially offset by the Dogfish Head transaction-related fees of $5.6 million incurred in the comparable 39-week period in 2019.

Impairment of long-lived assets increased $2.6 million from the comparable 39-week period in 2019, primarily due to write-downs of brewery equipment at the Company’s Cincinnati Brewery.

The Company’s effective tax rate for the 39-week period ended September 26, 2020 decreased to 21.1% from 24.1% in the comparable 39-week period in 2019. This decrease was primarily due to a higher tax benefit from stock option activity recorded in accordance with ASU 2016-09.

The Company expects that its September 26, 2020 cash balance of $157.1 million, together with its future operating cash flows and the $150.0 million unused balance on its line of credit, will be sufficient to fund future cash requirements.

During the 39-week period ended September 26, 2020 and the period from September 27, 2020 through October 16, 2020, the Company did not repurchase any shares of its Class A Common Stock. As of October 16, 2020, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 42-week period ended October 17, 2020 are estimated by the Company to have increased approximately 39% from the comparable period in 2019. Excluding the Dogfish Head impact, depletions increased 37%.

2020 Outlook

The Company currently projects full year 2020 earnings per diluted share to be between $14.00 and $15.00. This projection excludes the impact of ASU 2016-09. The Company’s actual 2020 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2020 projection are the following full-year estimates and targets:

•	Depletions and shipments increase of between 37% and 42% of which between 1% and 2% of this growth is due to the addition of the Dogfish Head brands.

•	National price increases of between 1% and 2%.

•	Gross margin of between 46% and 47%.

•

Increased investments in advertising, promotional and selling expenses of between $55 million and $65 million, a change from the previously communicated estimate of between $70 million and $80 million, primarily due to lower selling expenses. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Non-GAAP effective tax rate of approximately 26%, excluding the impact of ASU 2016-09.

•

Estimated capital spending of between $160 million and $190 million, a change from the previously communicated estimate of between $180 million and $200 million, most of which relates to continued investments in the Company’s breweries.

2021 Outlook

The Company is completing its 2021 planning process and will provide further detailed guidance when the Company presents its full-year 2020 results. The Company is currently using the following preliminary assumptions and targets for its 2021 fiscal year:

•	Depletions and shipments percentage increase between 35% and 45%.

•	National price increases of between 1% and 2%.

•	Gross margin of between 46% and 48%.

•

Increased investments in advertising, promotional and selling expenses of between $130 million and $150 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Non-GAAP effective tax rate of approximately 26%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $300 million and $400 million, which could be significantly higher, if deemed necessary to meet future growth.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider and Dogfish Head Brewery as well as other craft beer brands such as Angel City Brewery and Coney Island Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 28, 2019 and subsequent filings made prior to or after the date hereof. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, October 22, 2020

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019

Barrels sold	2,080	1,594	5,425	4,045

Revenue	$525,249	$402,691	$1,358,563	$1,008,893
Less excise taxes	32,457	24,225	83,068	60,369

Net revenue	492,792	378,466	1,275,495	948,524
Cost of goods sold	252,207	190,631	677,313	477,147

Gross profit	240,585	187,835	598,182	471,377
Operating expenses:
Advertising, promotional and selling expenses	108,023	96,570	306,250	262,372
General and administrative expenses	30,340	31,429	87,054	81,552
Impairment of assets	441	—	2,796	243

Total operating expenses	138,804	127,999	396,100	344,167

Operating income	101,781	59,836	202,082	127,210
Other income (expense), net:
Interest (expense) income, net	(20)	(138)	(169)	472
Other income (expense), net	190	(764)	(222)	(818)

Total other income (expense), net	170	(902)	(391)	(346)

Income before income tax provision	101,951	58,934	201,691	126,864
Income tax provision	21,183	14,205	42,548	30,585

Net income	$80,768	$44,729	$159,143	$96,279

Net income per common share - basic	$6.61	$3.70	$13.05	$8.16

Net income per common share - diluted	$6.51	$3.65	$12.90	$8.07

Weighted-average number of common shares - Class A basic	9,846	9,136	9,663	8,797

Weighted-average number of common shares - Class B basic	2,308	2,862	2,451	2,899

Weighted-average number of common shares - diluted	12,333	12,150	12,259	11,823

Net income	$80,768	$44,729	$159,143	$96,279

Other comprehensive income, net of tax:
Foreign currency translation adjustment	61	1	(10)	43
Defined benefit plans liability adjustment	1,117	—	1,117	—

Total other comprehensive income, net of tax	1,178	1	1,107	43

Comprehensive income	$81,946	$44,730	$160,250	$96,322

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 26, 2020	December 28, 2019

Assets
Current Assets:
Cash and cash equivalents	$157,130	$36,670
Accounts receivable	93,809	54,404
Inventories	123,831	106,038
Prepaid expenses and other current assets	22,214	12,077
Income tax receivable	3,041	9,459

Total current assets	400,025	218,648

Property, plant and equipment, net	588,977	541,068
Operating right-of-use assets	59,991	53,758
Goodwill	112,529	112,529
Intangible assets	103,994	104,272
Other assets	46,820	23,782

Total assets	$1,312,336	$1,054,057

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$108,600	$76,374
Accrued expenses and other current liabilities	115,604	99,107
Current operating lease liabilities	7,735	5,168

Total current liabilities	231,939	180,649

Deferred income taxes, net	89,170	75,010
Non-current operating lease liabilities	61,184	53,940
Other liabilities	11,513	8,822

Total liabilities	393,806	318,421

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,868,649 and 9,370,526 issued and outstanding as of September 26, 2020 and December 28, 2019, respectively	99	94
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,307,983 and 2,672,983 issued and outstanding as of September 26, 2020 and December 28, 2019, respectively	23	27
Additional paid-in capital	594,427	571,784
Accumulated other comprehensive loss, net of tax	(562)	(1,669)
Retained earnings	324,543	165,400

Total stockholders’ equity	918,530	735,636

Total liabilities and stockholders’ equity	$1,312,336	$1,054,057

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Thirty-nine weeks ended
	September 26, 2020	September 28, 2019

Cash flows provided by operating activities:
Net income	$159,143	$96,279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,937	41,841
Impairment of assets	2,796	243
(Gain) loss on disposal of property, plant and equipment	(173)	449
Change in ROU assets	5,465	2,734
Credit loss expense	746	53
Stock-based compensation expense	10,735	9,043
Deferred income taxes	14,160	14,047
Changes in operating assets and liabilities:
Accounts receivable	(39,775)	(26,532)
Inventories	(23,072)	(16,847)
Prepaid expenses, income tax receivable and other current assets	(4,043)	(1,173)
Other assets	(17,827)	(12,730)
Accounts payable	33,020	22,388
Accrued expenses and other current liabilities	18,024	14,949
Change in operating lease liability	(1,887)	(2,270)
Other liabilities	2,671	207

Net cash provided by operating activities	208,920	142,681

Cash flows used in investing activities:
Purchases of property, plant and equipment	(100,341)	(66,760)
Proceeds from disposal of property, plant and equipment	72	144
Investment in Dogfish Head, net of cash acquired	—	(165,517)
Other investing activities	392	(10)

Net cash used in investing activities	(99,877)	(232,143)

Cash flows provided by financing activities:
Proceeds from exercise of stock options and sale of investment shares	14,015	8,437
Cash paid on note payable and finance leases	(906)	(246)
Cash borrowed on line of credit	100,000	97,000
Cash paid on line of credit	(100,000)	(97,000)
Payment of tax withholdings on stock-based payment awards and investment shares	(1,692)	—

Net cash provided by financing activities	11,417	8,191

Change in cash and cash equivalents	120,460	(81,271)

Cash and cash equivalents at beginning of year	36,670	108,399

Cash and cash equivalents at end of period	$157,130	$27,128

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com